Subject: Notice: Hines Global REIT II Shareholder Communication

Notice

Hines | Securities

Hines Global REIT II

Investors to receive letter outlining restructuring and tender offer.

New structure to reduce or eliminate certain fees, and significantly increase shareholder liquidity

On August 18, 2017, Hines Global REIT II, Inc. (Hines Global REIT II) filed a Registration Statement to commence a follow-on offering of its common stock and restructuring that its board of directors believes is in the best interest of its investors. As explained in Supplement No. 4 to Hines Global REIT II's prospectus dated August 18, 2017, its board of directors has approved the following:

- Eliminating asset acquisition fees (currently 2.25% of acquisition cost) and disposition fees (currently 1% of disposition price);
- Implementing a cap on its current annualized asset management fee of 0.75% of the value of its real estate investments (calculated monthly) to limit it to 1.25% of its net asset value (NAV);
- Replacing the current back-end incentive fee with an annual performance fee that aligns more closely with the annual performance of its portfolio;
- Enhancing transparency by announcing an NAV per share monthly rather than quarterly;
- Raising the cap on redemptions for all shareholders to an annual maximum of 20% of its aggregate NAV, providing a greater opportunity to exit when your client determines it is right for them, and;
- Operating as a real estate investment trust (REIT) of indefinite duration.

The restructuring will not go into effect until the Registration Statement is effective with the SEC. Hines Global REIT II's board of directors recognizes that some shareholders may not wish to benefit from the restructuring and is making a tender offer available. A shareholder letter and tender offer materials are being mailed to your clients shortly, which you can view here.

Per the tender offer, Hines Global REIT II is offering to repurchase up to approximately $200 million of its issued and outstanding shares from tendering shareholders at 100% of the NAV of $9.69 per share announced on October 3, 2017, a $0.04 per share increase from the $9.65 per share NAV announced in March 2017.

If your clients are not interested in selling their shares at this time, they can disregard the letter and accompanying tender offer materials.

For more information, call your Hines Securities Regional Director or Internal Sales Consultant at 888.446.3773 or visit www.hinessecurities.com.

Cautionary Statement Regarding Forward-Looking Statements

Hines Global REIT II is not currently offering shares of its common stock to new investors and Hines Global REIT II has suspended its share redemption programs in connection with the launch of the tender offer, as described in the tender offer materials. This communication contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements about the expected benefits of the proposed restructuring, the expected terms of the proposed restructuring and follow-on offering and the future business, performance and opportunities of Hines Global REIT II. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. The forward-looking statements included herein are based on Hines Global REIT II's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Hines Global REIT II does not assure that the transactions and events described will happen as described (or that they will happen at all). Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation:

- whether the changes contemplated by the proposed restructuring will have the anticipated benefits to Hines Global REIT II and its stockholders described herein;
- whether the regulatory review of the follow-on offering will result in changes to the proposed terms of the follow-on offering described in this communication; and
- the ability of Hines Global REIT II's board of directors to change the terms of the restructuring described in this communication.

While forward-looking statements reflect Hines Global REIT II's good faith beliefs, they are not assurances of future performance. Each forward-looking statement speaks only as of the date of the particular statement, and Hines Global REIT II does not undertake any obligation to publicly update or revise any forward-looking statements.

Hines Securities, Inc., Member FINRA/SIPC, is the dealer manager. For more information, call 888.446.3773 or visit hinessecurities.com

10/17